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                                                                 EXHIBIT 10.3(c)


                                SECOND AMENDMENT
                                     TO THE
                           FREMONT GENERAL CORPORATION
                       SENIOR SUPPLEMENTAL RETIREMENT PLAN




         Effective January 26, 2001, the Fremont General Corporation Senior Supplemental Retirement Plan (the "Senior Supplemental Plan"), originally effective September 30, 1990 and last restated, in its entirety, effective January 1, 1997, and as amended thereafter, is further amended as follows:

         Section 6.3 is amended in its entirety to read as follows:

         6.3 Termination. The Plan shall terminate effective as of January 26, 2001 and all active participants on that date shall become 100% vested in their Accounts. No contributions (as described in Article 4) shall be made to any Participant's Account after January 26, 2001. However, earnings and losses shall continue to be credited to a Participant's Account until such Account is finally valued as follows. At the close of business on February 8, 2001, or as soon as reasonably practicable thereafter, the assets in each Participant's Account (excluding Company common stock) shall be sold and the net proceeds shall be paid to the Participant as soon as reasonably practicable thereafter in cash. To the extent a Participant's Account is deemed invested in Company common stock, the Participant shall receive payment in shares of Company common stock (with fractional shares in cash).

         DATED:  January ____, 2001



                                           FREMONT GENERAL CORPORATION


                                           By:
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